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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  ARQULE, INC.

         I, Allan R. Ferguson, Chairman of the Board of ArQule, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify as follows:

         1. The original Certificate of Incorporation of ArQule, Inc. (the "Company") was filed in the Office of the Secretary of State of the State of Delaware on December 21, 1993 under the name "Arqule, Inc." (which Certificate was corrected by a Certificate of Correction filed on December 30, 1993 under the name "ArQule, Inc."), and was amended on October 27, 1994.

         2. On November 1, 1995, in the manner prescribed by Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was duly adopted by written consent of the Board of Directors and stockholders, respectively, of the Company pursuant to Sections 141(f) and 228 of the General Corporation Law of the State of Delaware.

         3. The text of the Certificate of Incorporation of the Company, as amended and restated herein, is as follows:

         FIRST. The name of the corporation is ArQule, Inc. (the "Company").

         SECOND. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The nature of the business or purposes to be conducted or promoted by the Company are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH. The total number of shares of stock that the Company shall have the authority to issue is (i) twenty million (20,000,000) shares of common stock, $.01 par value
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per share (the "Common Stock"), and (ii) fifteen million (15,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock"), of which ten million five hundred eleven thousand (10,511,000) shares have been designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and one million eight hundred thousand (1,800,000) shares have been designated Series B Convertible Preferred Stock (the "Series B Preferred Stock").

         A description of the respective classes of stock and a statement of the designations, preferences, voting powers, and relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Series A Preferred Stock, Series B Preferred Stock and Common Stock are as follows:

A.       PREFERRED STOCK

         The terms, designations, preferences and privileges of the Preferred Stock are as follows:

Section 1.  Dividends.

         1.1. Dividends on Preferred Stock. In each fiscal year of the Company, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive on a parity basis if, when and as declared by the Board of Directors of the Company out of the funds legally available for that purpose and before any cash dividends shall be declared and paid upon or set aside for the Common Stock in such fiscal year, dividends payable in cash in an amount per share for such fiscal year equal to $.07 and $.27 per share, respectively. The right to such dividends shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock or Series B Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior years. Unless full dividends on the Series A Preferred Stock and the Series B Preferred Stock for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, no dividends (other than a dividend payable solely in shares of Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock.

         1.2. Additional Dividends. In addition to the dividends described in
Section 1.1 above, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive a dividend (determined on the basis of the number of shares of Common Stock into which a share of Series A Preferred Stock or Series B Preferred Stock is then convertible) equivalent to any dividend paid on Common Stock.

Section 2.  Liquidation Preference.

         2.1. Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred




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Stock shall be entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of Series B Preferred Stock and the holders of Common Stock by reason of their ownership thereof, an amount equal to the sum of (i) $.89 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (ii) all declared but unpaid dividends on each such share to and including the date full payment as provided herein shall be tendered to such holders of Series A Preferred Stock. If upon the occurrence of any such event, the assets and funds available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full amount of the aforesaid preferential payment, then all of the assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

         2.2. Series B Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, after the distributions required by Section 2.1 have been completed, but prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount equal to the sum of (i) $3.888 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") and (ii) all declared but unpaid dividends on each such share to and including the date full payment as provided herein shall be tendered to such holders of Series B Preferred Stock. If upon the occurrence of any such event, the assets and funds available for distribution among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full amount of aforesaid preferential payment, then all of the assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder.

         2.3. Remaining Assets. After the distributions required by Sections 2.1 and 2.2 have been completed, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

         2.4. Merger, Consolidation, Sale of Assets. For purposes of this
Section 2, a liquidation, dissolution or winding up the Company shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any transfer of more than 50% of the voting power of the Company, and any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company); or (ii) a sale of all or substantially all of the assets of the Company; unless (i) the holders of at least a majority of the then outstanding shares of Preferred Stock elect to have such events not deemed to be a liquidation, dissolution or winding up of the Company by giving written notice thereof to the Company at least 15 days before the effective date of such event (in which case, the provisions of Subsection 3.9 below shall apply), or (ii) the



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Company's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity. In any of such events, if the consideration received by the Company is other than cash, its value will be deemed to be its fair market value, as determined in good faith by the Board of Directors of the Company.

Section 3.    Conversion.

         The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         3.1. Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series Issue Price (as defined below) by the Conversion Price (as defined below) for such series of Preferred Stock, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The term "Original Series Issue Price" shall mean (i) in the case of the Series A Preferred Stock, the Original Series A Issue Price and (ii) in the case of the Series B Preferred Stock, the Original Series B Issue Price. The term "Conversion Price" shall mean, (i) in the case of the Series A Preferred Stock, $.89 per share and (ii) in the case of the Series B Preferred Stock, $3.888 per share; provided, however, that the Conversion Price for each such series shall be subject to adjustment as set forth below.

         3.2. Automatic Conversion. Except as otherwise provided in Section 3.3, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price immediately upon the consummation by the Company of a sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $5.00 per share of Common Stock (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and which results in an aggregate price to the public of not less than $10,000,000.

         3.3. Mechanics of Conversion. Any holder of Preferred Stock shall exercise its right to convert shares of Preferred Stock into shares of Common Stock, by giving written notice that the holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company of the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to


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have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

         3.4.     Adjustments to Conversion Price for Diluting Issues.

                  (a) Special Definitions. For purposes of this Subsection 3.4, the following definitions shall apply:

                         (i) "Option" shall mean rights, options or warrants to
subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options to acquire shares described in Section 3.4(a)(iv)(C) below.

                         (ii) "Original Issue Date" shall mean the date on which
a share of Series B Preferred Stock was first issued.

                         (iii) "Convertible Securities" shall mean any evidences
of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                         (iv) "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Subsection 3.4(c) below, deemed to be issued) by the Company after the Original Issue Date, other than shares of Common Stock issued or issuable:

                               (A)  upon conversion of shares of Series A
                                    Preferred Stock or Series B Preferred Stock;

                               (B) as a dividend or distribution on Series A Preferred Stock and Series B Preferred Stock;

                               (C)  to employees, consultants or scientific
                                    advisors of the Company or of its
                                    subsidiaries;

                               (D) in connection with any transaction with any other entity in which such shares are issued or issuable,



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                                    in whole or in part, for (1) present or
                                    future rights to the Company's technology and/or (2) present or future research, development or exploitation of the Company's technology;

                               (E)  by reason of a dividend or distribution
                                    covered by Subsection 3.6 hereof, a stock split or subdivision of shares of Common Stock covered by Subsection 3.5 hereof, or by reason of a dividend, stock split, subdivision or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C) and (D) or this clause (E); or

                               (F) upon the exercise of options excluded from the definition of "Option" in Subsection 3.4(a)(i).

                  (b) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock or Series B Preferred Stock is convertible shall be made, by adjustment in the Conversion Price thereof: (i) unless the consideration per share (determined pursuant to Subsection 3.4(e)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (ii) if prior to such issuance, the Company receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, considered separately, as the case may be, agreeing that no such adjustment in the Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock.

                  (c) Issue of Options and Convertible Securities Deemed Issue
                      of Additional Shares of Common Stock.

                      If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities or Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be


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deemed to have been issued unless the consideration per share (determined pursuant to Subsection 3.4(e)) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                      (i) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                      (ii) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                      (iii) No readjustment pursuant to clause (ii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price immediately prior to the adjustment effected upon the original issue of Options or Convertible Securities (or upon the occurrence of a record date with respect thereto) pursuant to the provisions hereof, or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                      (iv) Upon the expiration or termination of any unexercised Option, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option never been issued (but including the recalculation of any intervening adjustments), and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

                      (v) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security (prior to such change) been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

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                  (d) Adjustment of Conversion Price Upon Issuance of Additional
                      Shares of Common Stock.

                  In the event the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 3.4(c), but excluding shares issued as a dividend or distribution as provided in Subsection 3.6 or upon a stock split or combination as provided in Subsection 3.5), without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to a fraction, (A) the numerator of which shall be (1) the Conversion Price in effect immediately prior to such issue multiplied by the number of shares of Common Stock deemed to be outstanding immediately prior to such issue plus (2) the average price per share received by the Company upon such issue multiplied by the number of shares of Common Stock issued or deemed to have been issued in the subject transaction; and (B) the denominator of which shall be the number of shares of Common Stock deemed to be outstanding immediately prior to such issue plus the number of shares of Common Stock issued or deemed to have been issued in the subject transaction; provided that, for the purpose of this Subsection 3.4(d), all shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 3.4(c) (other than shares excluded from the definition of "Additional Shares of Common Stock" by virtue of clause (E) of Subsection 3.4(a)(iv)), such Additional Shares of Common Stock shall be deemed to be outstanding.

                  (e) Determination of Consideration. For purposes of this Subsection 3.4, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                      (i) Cash and Property: Such consideration shall:

                            (A) insofar as it consists of cash, be computed at
the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

                            (B) insofar as it consists of property other than
cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                            (C) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received,

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computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                      (ii) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 3.4(c), relating to Options and Convertible Securities, shall be determined by dividing

                            (x) the total amount, if any, received or receivable
by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                            (y) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         3.5. Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before any such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

         3.6. Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                    (a) the numerator of which shall be the total number of
              shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

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                    (b) the denominator of which shall be the total number of
              shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

         3.7. Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Preferred Stock.

         3.8. Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

         3.9. Adjustment for Merger or Reorganization, etc. Subject to Section 2.4, in case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation, each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in

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good faith by the Board of Directors) shall be made in the application of the provisions in this Section 3 set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

         3.10. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

         3.11. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (a) such adjustments and readjustments, (b) the Conversion Price then in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Stock.

         3.12. Notice of Record Date. In the event (a) that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company; (b) that the Company splits, subdivides or combines its outstanding shares of Common Stock; (c) of any reclassification of the Common Stock of the Company (other than a stock split, subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or (d) of the involuntary or voluntary dissolution, liquidation or winding up of the Company, then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the record date specified in (i) below or twenty days before the date specified in (ii) below, a notice stating (i) the record date of such dividend, distribution, stock split, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, stock split, subdivision or combination are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up

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is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

         3.13. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of effecting the conversion of shares of Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock.

Section 4.  Voting Rights.

         Each holder of shares of Preferred Stock shall have the right to the number of votes equal to the number of shares of the Common Stock into which such Preferred Stock could then be converted (as adjusted from time to time pursuant to Section 3 hereof), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall, except as otherwise required by law, be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the By-Laws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 5.  Protective Provisions.

         5.1. General. So long as any shares of Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a separate class:

                  (i) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of;

                  (ii) authorize, issue, increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock; or

                  (iii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock other than pursuant to the Certificate of Incorporation.

         5.2. Rights of the Series B Preferred Stock as to Certain Matters. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class:

                  (i) authorize the increase or decrease (other than by redemption or conversion) of the total number of authorized shares of Series B Preferred Stock or issue additional shares of Series B Preferred Stock;

                  (ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Series A Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment; or

                  (iii) amend the Certificate of Incorporation of the Company if such amendment would adversely affect any of the rights, preferences or privileges provided for herein for the benefit of shares of Series B Preferred Stock.

Section 6.  Redemption.

                  6.1. Redemption. Each holder of shares of Series B Preferred Stock shall have the right to cause the Company, at any time on or after November 2, 2001 (such date being referred to hereinafter as the "Redemption Date"), to redeem from each holder of shares of Series B Preferred Stock, at a price equal to $3.88 per share (the "Redemption Price"), one hundred percent (100%) of the shares of Series B Preferred Stock held by such holder on the Redemption Date.

                  6.2. Insufficient Funds. If the funds of the Company legally available for redemption of shares of Series B Preferred Stock on the Redemption Date are insufficient to redeem the number of shares of Series B Preferred Stock required under this Section 6 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of whole shares of Series B Preferred Stock ratably among the holders of such shares to be redeemed based upon their respective holdings of Series B Preferred Stock. At any time thereafter, when additional funds of the Company become legally available for the redemption of Series B Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Company was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

                  6.3. Redemption Request. On the Redemption Date, each holder of Series B Preferred Stock shall provide the Company with a written request setting forth its desire to redeem shares of Series B Preferred Stock. Upon receipt of any such redemption request, the Company will become obligated to redeem at the time of redemption specified therein all shares of Series B Preferred Stock specified therein (other than such shares of Series B Preferred Stock as are duly converted pursuant to Section 3 prior to the close of business on the fifth full day preceding the Redemption Date). In case less than all shares of Series B Preferred Stock represented by any certificate are redeemed in any redemption pursuant to this Section 6, a new certificate will be issued representing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof.

                  6.4. Status of Redeemed Shares. Unless there shall have been a default in payment of the Redemption Price, no shares of redeemed Series B Preferred Stock shall be entitled to any dividends declared after the Redemption Date, and on such Redemption Date all rights of the holder of such redeemed shares as a stockholder of the Company by reason of the ownership of such shares will cease, except the right to receive the Redemption Price of such shares, without interest, upon presentation and surrender of the certificate representing such shares, and such redeemed shares will not from and after such Redemption Date be deemed to be outstanding.

Section 7.  Increasing Common Stock.

         Except as provided in Section 3.13, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of capital stock of the Company.

Section 8.  Status of Redeemed or Converted Stock.

         In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof or redeemed, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Company. The Certificate of Incorporation of the Company shall be appropriately amended to effect the corresponding reduction in the Company's authorized capital stock.

B.       COMMON STOCK

         The powers and rights of the Common Stock are as follows:

Section 1.                 General.

         The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any series of Preferred Stock.

Section 2.                 Voting.

         The holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written action in lieu of meetings). There shall be no cumulative voting.

Section 3.                 Dividends.

         Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

Section 4.                 Liquidation.

         Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders subject to any preferential rights of any then outstanding Preferred Stock.

         FIFTH.            The Company is to have perpetual existence.

         SIXTH.            In furtherance and not in limitation of the powers
conferred by the laws of the State of Delaware:

                  A. The Board of Directors of the Company is expressly authorized to adopt, amend or repeal the By-Laws of the Company.

                  B. Elections of directors need not be by written ballot unless the By-Laws of the Company shall so provide.

                  C. The books of the Company may be kept at such place within or without the State of Delaware as the By-Laws of the Company may provide or as may be designated from time to time by the Board of Directors of the Company.

         SEVENTH. The Company eliminates the personal liability of each member of its Board of Directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         EIGHTH. Whenever a compromise or arrangement is proposed between this Company and its creditors or any class of them and/or between this Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Company under the provisions of Section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Company under the provisions of Section 279 of Title 8 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, agree to any compromise or arrangement and to any reorganization of this Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Company, as the case may be, and also on this Company.

         NINTH. The Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

         Indemnification may include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article Ninth, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

         The Company shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Company.

         The indemnification rights provided in this Article Ninth (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Company may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Company or other persons serving the Company and such rights may be equivalent to, or greater or less than, those set forth in this Article Ninth.

            [The remainder of this page is intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Certificate of Incorporation in the name and on behalf of ArQule, Inc. on the 1st day of November, 1995 and the statements contained herein are affirmed as true under penalties of perjury.

                                       ARQULE, INC.

                                       By:  /s/ Allan R. Ferguson
                                            --------------------------------
                                            Allan R. Ferguson
                                            Chairman of the Board

ATTEST:

By: /s/ Michael E. Lytton
    -----------------------------
Name:  Michael E. Lytton
Title: Secretary

                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  ARQULE, INC.

         ArQule, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of the existing Article FOURTH and substituting in its place the following paragraph:

         FOURTH. The total number of shares of stock that the Company shall have the authority to issue is (i) twenty million (20,000,000) shares of common stock, $.01 par value per share (the "Common Stock"), and (ii) fifteen million (15,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock"), of which ten million six hundred twenty-four thousand four hundred twenty-nine (10,624,429) shares have been designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and one million eight hundred fifteen thousand four hundred sixty-eight (1,815,468) shares have been designated Series B Convertible Preferred Stock (the "Series B Preferred Stock").

         2. The above amendment was duly adopted by the unanimous written consent of directors of the Corporation in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

         3. The above amendment was duly approved at the annual meeting of the stockholders of the Corporation in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, ArQule, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 9th day of April, 1996.



                                     ARQULE, INC.



                                     By:  /s/ Eric B. Gordon
                                          -------------------------------------
                                          Eric B. Gordon
                                          President and Chief Executive Officer